Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Fourth Quarter 2008 Loss Largely Driven by

Non-cash Goodwill Impairment Charge

Company accelerated disposition of problem assets, bolstered loan loss reserve,

strengthened capital

BIRMINGHAM, Ala. – (BUSINESS WIRE) – January 20, 2009 – Regions Financial Corporation (NYSE:RF) today reported a loss for the quarter and year ending December 31, 2008.

Key points for the quarter included:

•

Loss of $9.01 per diluted share for the quarter ended December 31, 2008 was largely driven by a $6 billion non-cash charge for impairment of goodwill. Excluding goodwill impairment, Regions’ loss totaled 35 cents per diluted share for the quarter (see reconciliation in “Earnings Highlights” table below). Regulatory and tangible capital ratios were unaffected by the goodwill impairment.

•

Full-year results reflect a net loss available to common shareholders of $5.6 billion or $8.09 cents per diluted share. Excluding the goodwill impairment charge and $124 million in after-tax merger-related expenses, full-year earnings from continuing operations available to common shareholders were 74 cents per diluted share.

•	Issuance of preferred stock, as a participant in the Treasury’s Capital Purchase Program, strengthened the Tier 1 capital ratio to an estimated 10.39 percent, $5 billion above well-capitalized level

•	Accelerated disposition of problem assets, with approximately $1 billion in non-performing assets sold or transferred to held for sale, resulting in approximately $479 million of losses

•	Net loan charge-offs rose to an annualized 3.19 percent of average loans

•	Increased loan loss provision to $1.150 billion, $354 million above net charge-offs; raised allowance for credit losses to 1.95 percent of loans

•	Tax settlement benefits earnings per share by 40 cents, resolves tax years 1999 through 2006

•	Non-cash impairment charge on mortgage servicing rights reduced earnings per share 9 cents

•	Grew total customer deposits 6.6 percent, with low-cost deposits posting 4.5 percent linked-quarter gain

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

Earnings Results

	Three months ended:
	December 31, 2008		September 30, 2008		December 31, 2007
(In millions, except per share data)	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income (FTE)	$933.1		$930.6		$1,050.4
Provision for loan losses	1,150.0		417.0		358.0
Non-interest income	701.8		719.3		733.0
Goodwill impairment	6,000.0		0.0		0.0
Non-interest expense, excluding goodwill impairment	1,272.7		1,127.6		1,348.3
Income (loss) from continuing operations	(6,218.0)	$(8.97)	90.4	$0.13	71.1	$0.10
Income (loss) from continuing operations available to common shareholders	(6,244.3)	(9.01)	90.4	0.13	71.1	0.10
Loss from discontinued operations, net of tax	(0.02)	(0.00)	(10.9)	(0.02)	(0.5)	0.00
Net income (loss) available to common shareholders	$(6,244.5)	$(9.01)	$79.5	$0.11	$70.6	$0.10
GAAP to Non-GAAP Reconciliation
Income (loss) from continuing operations available to common shareholders (GAAP)	$(6,244.3)	$(9.01)	$90.4	$0.13	$71.1	$0.10
Goodwill impairment*	6,000.0	8.66	0.0	0.00	0.0	0.00
Merger-related charges, net of tax*	0.0	0.00	15.2	0.02	93.5	0.14
Income (loss) from continuing operations available to common shareholders, excluding merger-related charges and goodwill impairment (Non-GAAP)*	$(244.3)	$(0.35)	$105.6	$0.15	$164.6	$0.24
Key ratios
Net interest margin (FTE)	2.96%		3.10%		3.61%
Return on average assets**	NM		0.22%		0.20%
Return on average tangible common equity**	NM		4.20%		3.67%
Asset quality
Allowance for credit losses as % of net loans	1.95%		1.57%		1.45%
Net charge-offs as % of average net loans**	3.19%		1.68%		0.45%
Non-performing assets as % of loans and other real estate	1.76%		1.79%		0.90%
Non-performing assets as % of loans and other real estate (excluding loans held for sale)	1.33%		1.66%		0.90%
Non-performing assets (including 90+ past due) as % of loans and other real estate	2.33%		2.25%		1.28%
Non-performing assets (including 90+ past due) as % of loans and other real estate (excluding loans held for sale)	1.89%		2.12%		1.28%

*	See “Use of non-GAAP financial measures” at the end of this release

**	Annualized

Non-cash goodwill impairment charge impacts net income; regulatory and tangible capital unaffected

The results of goodwill impairment testing at the end of the fourth quarter indicated that the estimated fair value of Regions’ banking reporting unit was less than its book value, requiring a $6 billion non-cash charge. However, regulatory and tangible capital ratios were unaffected by this adjustment.

As previously announced, Regions is participating in the Treasury’s Capital Purchase Program, having issued $3.5 billion of senior perpetual preferred stock and warrants to the government. At December 31, 2008, Regions’ Tier 1 ratio was an estimated 10.39 percent, $5 billion above the “well capitalized” threshold as defined by regulatory standards.

Regions’ ratio of tangible common equity to tangible assets was 5.23 percent at year-end 2008, a 46 basis point decline versus the third quarter. The decline between quarters is mainly due to a change of 32 basis points related to an increase in tangible assets primarily due to an increase in invested funds from preferred share and debt issuances.

Fourth quarter loss of 35 cents per share, full-year 2008 EPS of 74 cents, excluding goodwill impairment, merger charges and discontinued operations

Regions’ 2008 fourth quarter net loss available to common shareholders was $6.2 billion or $9.01 per diluted share, bringing full-year results to a net loss available to common shareholders of $5.6 billion or $8.09 per diluted share. These results included a $6.0 billion goodwill impairment charge. Excluding the goodwill impairment charge, for the fourth quarter of 2008, Regions incurred a loss available to common shareholders of $245 million or 35 cents per share. Excluding the goodwill impairment charge and $124 million in after-tax merger-related expenses, full-year earnings from continuing operations available to common shareholders were 74 cents per diluted share. Fourth quarter’s loss reflects intensified efforts by the company to aggressively reduce exposure in its most stressed loan portfolios as well as incremental weakness in housing valuations and the overall economy.

“Although we’re encouraged by steps the government has taken to stabilize the housing market and revitalize the economy, there is no quick fix for credit quality issues currently plaguing the financial services industry,” said Dowd Ritter, chairman, president and chief executive officer. “We fully acknowledge the challenges that we face in 2009. We have been aggressively preparing for those challenges and will continue to take appropriate actions to successfully steer Regions through this difficult environment.”

Accelerated disposition of problem assets drives net charge-offs; provision for loan losses and allowance for credit losses increase

During the fourth quarter, Regions either sold or transferred to held for sale approximately $1 billion of non-performing loans and foreclosed properties. Losses on those transactions, most of which was included in net-charge-offs, totaled $479 million, driving the linked-quarter increase in net loan charge-offs.

As expected, Regions’ most stressed portfolios continue to be residential homebuilders; home equity, mainly second liens in Florida; and condominiums. The company has made progress in working through homebuilder and condo exposures, which declined significantly during 2008. These assets currently amount to $9.0 billion, or about 9 percent of the total loan portfolio.

Total fourth quarter net loan charge-offs rose to $796 million, or to an annualized 3.19 percent of average loans, from third quarter’s $416 million, or 1.68 percent. Commercial real estate construction write-offs, primarily related to homebuilders and condominiums, drove the losses.

Home equity net loan charge-offs increased modestly to an annualized 1.72 percent of average loans and lines from third quarter’s 1.59 percent. Residential first mortgage losses, primarily in Florida, also rose, reaching $42 million or an annualized 105 basis points during the fourth quarter. Embedded in the residential mortgage net charge-offs for the quarter, was $17 million related to loan dispositions. The company has continued its proactive efforts in contacting and helping customers, along with fortifying collection efforts, in order to mitigate losses.

Fourth quarter’s provision for loan losses increased to $1.150 billion, $354 million above net charge-offs and $733 million higher than the third quarter. This increased provision raised the company’s allowance for credit losses to 1.95 percent of loans, up 38 basis points linked quarter. Continued declines in housing and residential-related construction project values, as well as rising unemployment, necessitated the reserve increase. Prices of Florida-based properties remain under particular pressure, with the real estate downturn rippling through the economy and propelling unemployment levels.

Non-performing asset levels, excluding held for sale, and allowance-to-non-performing coverage improve

Due to sales and transfers, non-performing assets, excluding those classified as held for sale, have been reduced, dropping to $1.3 billion or 1.33 percent of related outstanding loans at year-end 2008 versus 1.66 percent at September 30, 2008. The decrease in non-performing loans, coupled with a larger allowance for credit losses, increased the non-performing loan coverage ratio to 1.81x in the fourth quarter from third quarter’s 1.07x. This excludes loans held for sale, which were marked down during the quarter.

Total non-performing assets declined $53 million linked quarter to $1.7 billion, or to 1.76 percent of loans and other real estate. However, the loan portfolio still experienced further migration of residential homebuilder credits and condominium projects to non-performing status. Deterioration in retail-related commercial real estate was also an emerging factor.

Deposit growth gaining momentum

Regions remains focused on profitably growing deposits, taking advantage of opportunities to deepen existing customer relationships as well as develop new long-term relationships. Total customer deposits grew 4 percent on average in the fourth quarter, reflecting strong certificate of deposit (CD) growth in response to competitive offers and customer desire to lock in rates in the falling rate environment. The Integrity Bank acquisition on August 29 had a full quarter impact in the fourth quarter as well.

Low-cost deposits, which are total customer deposits less customer CDs, declined 0.5 percent on average linked-quarter; however, balances were up 4.5 percent on an ending basis. Money markets and interest-free categories reflect the benefit of competitive rate offers and the introduction of new Consumer and Business checking products. On another positive note, net new consumer checking household growth picked up dramatically late in the year to an annualized rate of 3.2 percent, which is double the growth rate of 2007.

Average loans increased 1 percent in the fourth quarter. Within total loans, commercial and industrial lending increased modestly versus the third quarter. As reported in the previous quarter, Regions is targeting new commercial business relationships that extend beyond lending to include deposits and fee-based services such as treasury management products. Commercial real estate construction balances declined as expected, reflecting the general environment for residential real estate. Within the consumer categories, home equity balances increased slightly but were more than offset by a decline in other consumer balances, driven largely by student loan sales.

Government investment supports loan production

Regions is also continuing to make credit available to consumers, small businesses and commercial companies as intended by Treasury and the Congress in establishing the government investment in banks. During the fourth quarter, the government’s investment of $3.5 billion strengthened Regions’ capital, which supported origination of $12 billion in new or renewed loans:

•	22,000 home loans and other lending to consumers totaling $1.3 billion

•	13,000 loans to businesses totaling $10.4 billion

This $12 billion in lending production was an increase of approximately 3 percent compared with the prior quarter during an economic environment when lending is typically flat or reduced. In addition, Regions is paying the government $175 million each year in dividends on its investment, providing taxpayers a fair return while meeting the government’s objectives of making credit available to consumers and businesses.

Net interest margin squeezed by falling short-term interest rates

On a reported basis, fourth quarter taxable-equivalent net interest income totaling $933 million was little changed versus the third quarter level. However, adjusting for the third quarter’s one-time SILO leveraged lease charge, taxable equivalent net interest income declined $41 million linked quarter. Fourth quarter’s 2.96 percent margin dropped 14 basis points on a reported basis or 28 basis points as adjusted for the SILO impact. Regions’ margin has been pressured by falling short-term interest rates, as approximately 55 percent of the company’s loan portfolio is tied to prime or LIBOR and immediately reprices downward upon a rate change; whereas, deposit pricing must remain at competitive levels.

Non-interest income affected by economic weakness; non-interest expense impacted by sizable non-cash charges

Non-interest revenues were $18 million lower than in the third quarter, largely due to a drop in service charge and trust income. Broader economic weakness is negatively affecting customer transaction volumes and, in turn, service charge income. Trust income was impacted by lower asset valuations.

Excluding goodwill impairment, mortgage servicing rights (MSR) impairment and merger charges, non-interest expenses were up 7 percent primarily due to higher legal and professional costs, as well as loan and securities valuation adjustments. Increased branch personnel incentives tied to deposit growth were also a contributing factor.

Tax agreement reached for tax years 1999-2006

The Company reached an agreement with the Internal Revenue Service, which resulted in a $275 million or an approximate 40 cents diluted earnings per share benefit reflected through a reduction to tax expense for the fourth quarter of 2008. The agreement resolves tax years 1999 through 2006.

For supplemental financial information about the fourth quarter results, please refer to the information on Form 8-K furnished by Regions to the Securities and Exchange Commission on January 20, 2009, or visit the Investor Relations page at www.regions.com.

About Regions Financial Corporation

Regions Financial Corporation, with $146 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates 1,900 banking offices and approximately 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements, which reflect Regions current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to effectively manage interest rate risk, market risk, credit risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•

Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

•

Congress recently enacted the Emergency Economic Stabilization Act of 2008, and the U.S. Treasury and banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system, all of which may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

The foregoing list of factors is not exhaustive; for discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward-Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2007 and Forms 10-Q for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008, as on file with the Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page two of this earnings release presents computations of earnings and certain other financial measures excluding discontinued operations, merger charges and goodwill impairment (non-GAAP). Merger charges and goodwill impairment are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges and goodwill impairment in expressing earnings and certain other financial measures, including “earnings per share from continuing operations available to common shareholders, excluding merger charges and goodwill impairment” and “return on average tangible common equity, excluding discontinued operations, merger charges and goodwill impairment”, provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business, because management does not consider merger charges and goodwill impairment to be relevant to ongoing operating results. Management and the Board of Directors utilize these non-GAAP financial measures for the following purposes:

•	Preparation of Regions’ operating budgets

•	Calculation of performance-based annual incentive bonuses for certain executives

•	Calculation of performance-based multi-year incentive bonuses for certain executives

•	Monthly financial performance reporting, including segment reporting

•	Monthly close-out “flash” reporting of consolidated results (management only)

•	Presentations of company performance to investors

Regions believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management and the Board of Directors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to address expenses that qualify as merger charges and goodwill impairment and procedures in place to approve and segregate merger charges and goodwill impairment from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes merger charges and goodwill impairment does not represent the amount that effectively accrues directly to stockholders (i.e., merger charges and goodwill impairment are a reduction in earnings and stockholders’ equity).

See page 22 of the supplement to this earnings release for computations of earnings and certain other GAAP financial measures and corresponding reconciliation to non-GAAP financial measures, which exclude discontinued operations, merger charges and goodwill impairment for the periods presented.

###